Exhibit 99.2

ClearSign Technologies Corporation

First Quarter 2025 Conference Call

Event Date/Time: May 21, 2025 — 5:00 p.m. E.T.

Length: 66 minutes

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Corporate participants

Matthew Selinger

Firm IR Group — Investor Relations

Brent Hinds

ClearSign Technologies Corporation — VP of Finance

Jim Deller

ClearSign Technologies Corporation — Chief Executive Officer

Conference Call Participants

Sameer Joshi

H.C. Wainwright — Analyst

Jim Kennedy

Marathon Micro Fund — Analyst

PRESENTATION

Operator

Good afternoon and welcome to the ClearSign Technologies First Quarter 2025 Conference Call. All participants will be in a listen-only mode.

Should you need assistance, please signal a conference specialist by pressing the * key, followed by 0.

After today’s presentation, there will be an opportunity to ask questions. To ask a question, you may press *, then the number 1 on your touch-tone phone. To withdraw your question, please press *, then the number 2.

Please note this event is being recorded.

I would now like to turn the conference over to Matthew Selinger of Firm IR Group. Please go ahead.

Matthew Selinger — Investor Relations, Firm IR Group

Good afternoon and thank you, Operator.

Welcome, everyone, to the ClearSign Technologies Corporation First Quarter 2025 Results Conference Call.

During this conference call, the Company will make forward-looking statements. Any statement that is not a statement of historical fact is a forward-looking statement. This includes remarks about the Company’s projections, expectations, plans, beliefs, and prospects.

These statements are based on judgments and analysis as of the date of this conference call and are subject to numerous important risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The risks and uncertainties associated with the forward-looking statements made in this conference call include, but are not limited to, whether field testing and sales of ClearSign products will be successfully completed, whether ClearSign will be successful in expanding the market for its products, and other risks that are described in ClearSign’s filings with the SEC, including those discussed under the Risk Factors section of the annual report on Form 10-K, for the period ended December 31, 2024.

Except as required by law, ClearSign assumes no responsibility to update these forward-looking statements to reflect future events or actual outcomes and does not intend to do so.

So on the call with me today are Jim Deller, ClearSign’s Chief Executive Officer, and Brent Hinds, ClearSign’s Chief Financial Officer (sic) [VP of Finance].

So at this point of the call, I would like to turn the call over to Brent Hinds. So with that, Brent, please go ahead.

Brent Hinds — VP of Finance, ClearSign Technologies Corporation

Thank you, Matthew. And thank you to everyone joining us here today.

Before I begin, I’d like to note that our financial results on Form 10-Q was filed with the SEC on May 15th.

And with that, I’d like to give an overview of the financials for the first quarter of 2025.

For the first quarter of 2025, the Company recognized approximately $400,000 in revenues, compared to $1.1 million for the same comparable period in 2024.

The year-over-year decrease in revenues was driven in large part by a decrease in process burner shipments. Now recall, last year we shipped multiple process burners to a California refinery, whereas this year’s quarterly revenue consisted predominantly of spare parts orders.

Now I’d like to look at the full income statement.

Our net loss increased by approximately $1 million compared to the same quarter in 2024.

This year-over-year increase was predominantly due to a decrease in our sales volume as compared to the same period last year, and $581,000 in legal fees for two separate, unrelated activities.

One activity incurred $131,000 in legal fees that pertain to work performed in connection with a regulatory inquiry by the SEC into the trading of our securities back in the year 2020.

For the second activity, we incurred legal costs of $450,000 during the first quarter of 2025, related to work performed for the board’s special committee in response to submissions of several stockholders for director nominations.

Now for some background.

During the first quarter of 2025, the Company’s Board of Directors formed a special committee of all its independent directors for the purpose of responding to, managing, and otherwise addressing attempts by several stockholders to submit director nomination notices in connection with the Company’s 2025 annual meeting of the stockholders.

We believe, based on recent information provided by the special committee, that this activity is near completion.

Now I’d like to shift the focus to cash.

Our net cash used in operations was relatively flat compared to the same period in 2024.

For the first quarter of 2025, we used approximately $1.1 million in operating activities compared to approximately $1 million for the first quarter of 2024.

We ended the first quarter of 2025 with approximately $12.8 million in cash and cash equivalents.

Our outstanding share count as of March 31, 2025, was approximately 52.4 million.

From an overall financial perspective, we believe our current working capital positions us well to scale our business, and we believe it also gives our customers and suppliers confidence to do business with us.

And with that, I’d like to turn the call over to our CEO, Jim Deller. Jim?

Jim Deller — Chief Executive Officer, ClearSign Technologies Corporation

Thank you, Brent, for the financial overview.

As always, I’d like to thank everyone for joining us on the call today and your interest in ClearSign.

For the call today, Matthew will lead a question-and-answer session where we’ll go through different business units, much like our previous calls. We will end with our outlook for the rest of 2025 and then open up the call for Q&A from our investors.

Many of you have seen this, but you can send in questions ahead of time to our Investor Relations at M-S-E-L-I-N-G-E-R@firmirgroup.com.

So, Matthew, I will hand over to you.

Q&A

Matthew Selinger

All right. Jim. Thanks.

So we did just have a call about a month ago, and I’d like to carry some of the themes we talked about then: diversification of both product lines and channel.

Now I have heard from some investors of the perception that we’ve been a bit quiet, especially in this interim. Can you give some colour on what’s been going on?

Jim Deller

Certainly. And I certainly realize we have just issued the one press release related to a purchase order since the last call. But the period’s actually been very busy for us. We have got a lot done.

I think some of the major activities are probably worth highlighting.

The large 26 process burner order that’s going down to the Texas Gulf Coast chemical company has been in testing. There’s been a lot of engineering and a lot of interaction with the logo as we progress that project.

There’s been a lot of activities related to sales growth and customer visits, both individual sales trips and commerce (phon) attendance, that I think we should touch on later.

Matthew Selinger

Yeah.

Jim Deller

And the midstream industry has been very busy for us. We’ve had continuous work there that I’m actually very excited about.

So I understand not many purchase orders came in in this quarter, but we actually have made a lot of progress and got a lot done.

Matthew Selinger

Okay. Great. And I think we’ll dive in and unpack some of those.

One of the items you mentioned, Jim, was the recent press release about a flare order. Could you give a little more—and this is, again, diversifying some of the product lines. Right? Could you give a little more colour on this order, and we’ll dive into this?

Jim Deller

Certainly. In the last call, we started talking more about flares. This has been a product line that, historically, we’ve not talked about much. It’s not been a dominant focus of ours. But in the recent months, we have seen a lot more traction. It seems to be a new need driven by regulations.

We did receive an order in the last few weeks. What’s exciting is this is actually a repeat order from the same customer. And this customer has actually bought flares from ClearSign back in the past, even prior to my joining the Company.

I think just a little bit of background on what we’re doing. Right? So these flares are a cylindrical vessel. It’s a large cylindrical vessel, probably 30 feet high. And the burner element is inside that vessel. The burner element is designed to have very low NOx emissions and burner fuel cleaning. That’s our specialty. That’s why we’re putting burners in there.

The existing burners were not meeting the permit requirements. And the customers come to ClearSign to replace that burner.

So the vessels are in place. The first order we got, we did the engineering. We’ve since got the order to build that flare burner. The order we’ve just recently released is a second engineering project to design that burner. We have to engineer these because they have to retrofit into the existing products.

Matthew Selinger

And so, again, so we’re seeing a resurgence kind of in this product line.

Jim Deller

Yes.

Matthew Selinger

And let’s talk some numbers here. You mentioned, obviously, that this was the third total project for this customer. This most recent order is the second in short order. We did concentrate talking about—excuse me, this is the third order for them, the most recently. We talked about the second order on the last call. And on that, you did talk a bit about the total order size. Could you kind of give kind of some quantification on that?

Jim Deller

Certainly. So these orders are coming in in phases. But for the—to keep it simple, we’re talking about the overall project. The supply of the engineering and the burner product to the site is going to be, ballpark, $250,000 to $300,000. Example, the last one, they’ve added some other hardware to the order that’s increased the size of that scope. But compared to a typical burner order that we’ve given guidance is typically $100,000, just the burners for flares be in the $250,000 to $300,000 range.

Now just to build on that and a theme from the previous call, we’ve talked about the systems projects or our ability to sell not just, in this case, the flare burner, but the entire flare product as a system.

We do have some of those quoted, where we can expand that scope. And talking of the size, those will be in the range of $750,000 to $1.25 million, typically. But the orders we have in-house now, just for clarity for everyone, that equipment supply, it’ll be in the $250,000 to $300,000.

Matthew Selinger

Those are great size orders, yeah, Jim.

And then I do want to make a clarification regarding some of the terminology. And I’m not sure if investors picked this up, but we did have a little bit of changing terminology in the last press release. And I know you may want to address this just so we don’t confuse investors going forward.

Jim Deller

Thank you, Matthew. Yes. I actually did want to bring this up.

So just to confuse it—and, Matthew, please help me out if this gets too complicated. I’ll try and keep this really simple. The wording of the last order we got was that this unit is actually an incinerator. I mentioned what we’re supplying is the burner into a vertical vessel, and the purpose of that piece of equipment is the disposal of waste gas. Just the way that both what’s technically called an enclosed ground flare and an incinerator are defined, this particular product falls under both names.

The reason I wanted to bring this up is, looking at permits or potential future journal articles or reports from the site, you will see that sometimes these things are called incinerators; sometimes they’re called flares. I don’t want to be confusing and keep flipping back and forth in the press releases. But just for clarity, for anyone looking, they are actually the same thing.

Matthew Selinger

Okay. Fantastic. Let’s move into the process burners then, Jim. Can you give an update on the progress of some of the orders we’ve announced? You did touch on this in your kind of earlier high level, but maybe dive into the actual orders on the process burner side, traditional process burners.

Jim Deller

Yes. Certainly. And this is probably the most important area going on for ClearSign at this time. We have two very large process burner orders that are in different stages of production.

The first, we’ve been talking about for some time. There’s 20 burners waiting on the job site for a Los Angeles refinery. Those are scheduled to be installed in the third quarter of this year. They will be the first major installation for ClearSign process burners. We’ll be very excited to get those in.

At the same time, we’re also working on the 26-burner order for a Gulf Coast chemicals company. Those burners are going into four different heaters. They’re in the final engineering and testing phase, but they’re also due to be fabricated, shipped, and hopefully installed later on this year.

These two installations will put our products into household global-name companies and be, right, very well recognized within the industry. So in terms of references and establishing ClearSign and showing what we can do, these will be very important for us.

Matthew Selinger

Okay. And then shifting to the expanding the sales channel for process burners, I’m going to ask you kind of what’s going on with Zeeco. I know we announced the sales and marketing agreement in December, and I know the co-branding was finally launched in March.

Any sort of update you can tell us going on with the relationship with Zeeco?

Jim Deller

I can. I mean, it’s quite brief at this point, but I’m very pleased. Their marketing team, our marketing team are working together really well to complete the package of information that the Zeeco sales team need. I believe they are just about done. So certainly, one of my markers for upcoming months is to register the first inquiries that come in from a Zeeco sales lead. But the cooperation is going well.

We’re also testing the burners at Zeeco for the 26-burner order. And just the interaction and the assistance, and we’ve actually hosted our client as part of that testing. They’ve been in to witness. The accommodation of our client on the Zeeco site has just been phenomenal. It’s truly been a very supportive and productive relationship.

Matthew Selinger

Okay. And then how about getting a little bit of colour on the pipeline? And what are you seeing in the sales pipeline just in general? Maybe give us some visibility into that?

Jim Deller

Yeah. Maybe I can start—look. We track our sales in software salesforce.com, but we can pull data out of that to keep track of how things are going. And a big indicator for me looking for our future business is the opportunity pipeline and the inquiries we get in and the trends that they’re showing.

So maybe just to share some very high-level data, the number of quotations that we’ve been able to provide so far this year compared to the same time period last year has doubled, which is very encouraging.

What’s more encouraging is when I look at the total value of those proposals. The value of the proposals put out year to date this year are just under five times the value of the proposals put out this period last year. And I don’t want to give a false impression. Those are not orders. There’s no direct (unintelligible) promises.

But for me, looking forward for our business, the first thing I’m looking for is, is the interest there? Are we getting the inquiries? Are we getting—does our equipment meet those inquiries to the place that we’re actually putting out price proposals?

And this is a very strong indicator. I’m very optimistic with these numbers and the data that I’m seeing.

Matthew Selinger

And for clarity, the numbers, the kind of quantification you were giving was total proposals, is that correct, for the Company?

Jim Deller

Yes.

Matthew Selinger

Okay. So that may include, then, the M Series focused on the midstream, which we talked about quite a bit in the last call?

Jim Deller

Mm-hmm.

Matthew Selinger

Okay. So with that, why don’t we—we did focus in on a lot of the last call on the M Series, which is focused on—which, again, is a new product line focused on the midstream. Can you give me some colour of what’s going on? What are you seeing there?

Jim Deller

That just continues to be a good product line and a great story for us. The interest is just growing. In the last few weeks—and in the midstream in general. This is actually a (unintelligible) M1 burner. But we’ve worked with Exotherm, one of our customers, and started that burner up in their facility as part of a check before that heater goes out to their customers’ job sites. That went well. We look forward to getting that burner out.

We have had repeat inquiries from established customers, Tulsa Heaters Midstream and Devco in particular, where we’ve been able to recently provide quotes to them for not only new burners but also retrofit burners, where there’s equipment out in the field with new emissions requirements and, now, looking at M1 burners for replacement of the existing burners out.

Through them, we’re also getting traction with some of the major companies in the midstream business and actually getting some really good interest from them, which is extremely exciting because of just the volume of the equipment out there.

Matthew Selinger

Okay. And as a reminder, the go-to-market strategy here is leveraging channel partners, which you mentioned. Right? Devco, Tulsa Midstream (sic), Exotherm.

Jim Deller

Mm-hmm.

Matthew Selinger

And are there others out there that we could be utilizing and leveraging?

Jim Deller

Yes. Definitely. I mean, a very tangible part of our sales activities right now and the planning, and how do you plan for sales growth, is to take our M1 technology and go and meet the other companies that produce heaters. Because the more of those we introduce our technology to and get to use our burners, they essentially become an additional part of our sales channel and expand our reach and exposure. So very much, that’s a key part of our sales growth plans.

Matthew Selinger

Okay. And speaking of kind of sales and growth plans and initiatives and activities, what about conferences? Are you leveraging conferences? And I do believe—

Jim Deller

Mm-hmm.

Matthew Selinger

—there have been some very recently. Is that correct?

Jim Deller

In this—what we’ve been doing since the last call, a couple of the key activities. One, we’re just having our engineers down, making a tour, visiting customers one-on-one, and local meetings. But there’s been some key conferences in that period also.

One of them, we’re seeing a significant interest up in Canada. And there are some key conferences up there that we’ve been able to attend and use to start making a network and connections up in Canada.

Probably the most important for us was the American Petroleum Institute meeting. This is a biannual meeting. The main function is to update and refresh the refining and equipment standards, which actually is the name of this conference. But because of that, nearly all of the lead engineers from the major refineries, the major heater manufacturers, and the consulting companies, they are all there. So it’s a very good conference for us to attend frequently.

One of the key activities there is its—obviously, the sessions are important. We’re doing the technical work. But it’s the dinners and the lunches and the times that we can interact with our customers. Previously, we’ve been able to interact with the lead engineers just because we’ve got personal relationships with them. This last call—or this last visit, I’m sorry—we’re able to get one-on-one dinners with the lead engineers from the major refineries on multiple occasions, major heater manufacturers.

So we’re seeing that they are talking to us now about us being solutions to their projects. They’re spending a lot more time with us, showing genuine interest in ClearSign and what we’re doing.

And to go back, talking about the sales numbers, I think that that is the same theme that’s being reflected in the sales numbers because a big part of that increase in value is a lot of process burner opportunities, where we are being included at the early stages as our clients now look for solutions to their NOx problems, as they retrofit their refinery heaters to comply with new standards that they either have or they foresee in the future.

Matthew Selinger

Okay. So ClearSign’s really a known entity now.

Jim Deller

It’s really getting a lot more established and being taken seriously. I mean, this is what we’ve been trying to get to for years. It’s really starting to show up in the numbers.

Matthew Selinger

Okay. I’ll shift to an additional product line, boiler burners. Maybe just give it a high level, what is going on with the boiler burner product line now?

Jim Deller

Yeah. I mean, the market has generally been quiet in California. We’ve recently seen a significant increase in inquiries for the watertube boilers that we’ve got a burner—in fact, the M1 that we’re modifying for that.

I’ll have more news. We actually have California Boiler coming into our office. We’ve got a meeting with them on Thursday to talk about sales planning and how to address this market—

Matthew Selinger

Okay.

Jim Deller

—as part of that. So I don’t have a lot more news right now. I think on the next call, we can give an update.

Matthew Selinger

Okay. Fantastic. And then how about the ClearSign Eye? I know in the last call, we had some significant developments to report, which is exciting. We’re seeing this product line kind of start to get its early growth. Right?

Jim Deller

Yeah. It’s hard to say early when the—yeah. The product line’s been around for a long time. But we have recently got some very significant traction.

We had the four sensors going down to a prominent Gulf Coast refinery for installation and demonstration there. Those are in production. They’re not down on the site yet but I think, in the next couple of months, they’re due to be sent down there and started up.

That refiner has also requested a quotation for sensors for a second heater. We think they’ll have to get these demonstration ones up and running first, but we expect that to follow on.

Also, we have now got the opportunity, and we’re building sensors to fit onto our first ClearSign burners down on another Los Angeles refinery and have a second heater with ClearSign burners where we’re actually providing a quotation for the sensors to be installed there. So it’s starting to happen.

I think for the timing, it takes about 12 weeks to manufacture these sensors, more time to install them. But compared to a burner project, this product is going to turn quicker. It’s a standard product, it’s going to be off the shelf. It’s really a disruptive technology that replaces a device called a flame rod that is hated in the industry for repeated just mechanical problems. So I think there’s a really big need for it. It is a flame-detection device, so clients are going to have to see it to get comfortable using it.

But with that turnaround, right, to get these installed, to get a few months of run time, we’re seeing things picking up. I think, realistically, probably in six to nine months, I’m really expecting to start to see some traction as we get these first installations out—

Matthew Selinger

Sure.

Jim Deller

—into the field and getting them running, and then the news to spread around the industry.

Matthew Selinger

All right. So there’ll be a few commercial installations coming up fairly soon.

And these are sold into, then, the same customers with the same expertise and the same subject matter experts—is that correct—as other products?

Jim Deller

Yeah. That’s really nice for us. It’s the same people. Right? The subject matter experts in the refinery are fired equipment experts, so that covers the burners, the sensing technology, and other aspects of the heater. So these are the same people we’re already talking to.

I think what’s significantly different is the sensor is not related to any NOx requirements or permitting. So the applications of these sensors are, worldwide, every heater, rather than just the regions that are under new or expectedly new NOx constraints.

Matthew Selinger

So the market exceeds that of our process burner addressable market?

Jim Deller

Vastly. Yes.

Matthew Selinger

Yeah.

Jim Deller

It’s every process burner that has a flame sensor on it—

Matthew Selinger

Yeah.

Jim Deller

—which is a huge number.

Matthew Selinger

That’s exciting. So kind of a high volume, off the shelf, lower sales price, as we said. Right?

Jim Deller

Yes.

Matthew Selinger

But applicable to our existing and growing customer base.

Jim Deller

Yep. Off the shelf, with no custom engineered—

Matthew Selinger

That’s it.

Jim Deller

—yeah. Yeah. That is—this will be a volume-style (phon) product.

Matthew Selinger

Great. That’s exciting. So, Jim, what can investors kind of be—should they be looking for, some key milestones, kind of over the next kind of few months and rest of the year?

Jim Deller

My key is just thinking through this. As I mentioned, the start-ups of those two big process burner projects are going to be key for us. Those are very big deals.

We have some other projects in progress, actually, with Kern Energy. Kern’s a repeat customer of ours. We’re expecting to move forward with some other heater projects with them, which will be—just for that repeat business, will be exciting.

But back to the point, the two big—the LA refinery start-up and the US Gulf Coast, I think are going to be very significant.

I think for the growth of the industry, I am and I continue to be really excited about the midstream, especially with the M1 product that we have, getting the traction and the growth and expanding the sales channel and the potential for repeat orders and getting into some of the major players on the end user term in that part of the industry.

I think just getting the sensors up and running—

Matthew Selinger

Yep.

Jim Deller

—will be a great development for us. And then, really, this engagement with Zeeco and getting their sales force engaged, starting to get inquiries in from Zeeco. I mean, they have—we presented our technology to 50 of their sales team.

Matthew Selinger

Mm-hmm.

Jim Deller

That’s 50 of their US-based sales team. About half of those are embedded in the customer refineries. That’s where they have an office.

Matthew Selinger

Yeah.

Jim Deller

So the exposure they have and the opportunities that they will come across are going to vastly outnumber what we see.

And to them, to have the right materials, which is what we’re creating, what’s taking the time right now, to be able to have a conversation with their customers if they hear they’re considering putting in an SCR to reduce their NOx emissions, to be able to walk into that meeting and say, I have a solution for you—

Matthew Selinger

Mm-hmm.

Jim Deller

—is going to—I believe is going to be extremely powerful.

So I’m looking for those first-team priorities (phon) coming in from the Zeeco sales team, to me, is going to be a big market.

Matthew Selinger

Great. Well, it’s exciting. I think exciting times and seeing the other product lines and our sales channels start to kick in. I think it’s been a—I think a lot of investors have watched it for a while. And it, like I said, again, exciting time to be here.

I don’t have any more questions. So with that, I think we’ll open it up to the Operator and then open it up for other people to ask questions. So with that, Operator, please open it up for questions.

Operator

We will now begin the question-and-answer session. To ask a question, you may press *, then the number 1 on your touch-tone phone. If you are using a speakerphone, please pick up your handset before pressing any keys. To withdraw your question, please press *, then the number 2.

At this time, we will pause momentarily to assess our roster.

Your first question comes from the line of Sameer Joshi from H.C. Wainwright. Please go ahead.

Sameer Joshi — H.C. Wainwright

Yeah. Good afternoon. Thanks for taking my questions, Jim and Brent.

Matthew did a good job covering a lot of the topics that we wanted addressed. But just digging a little bit deeper in some of those.

The Zeeco co-branding effort, how are the Zeeco salespeople incentivized to sell or market your product? Is there a commission-based approach? Or is there some kind of revenue sharing? Just wanted to understand what is their incentive just to market the product.

Jim Deller

Hi, Sameer. That is a—to be honest, that is a subject we have yet to work out. This engagement at this level with Zeeco is quite new. And obviously, we’re working through getting the materials to them and getting them engaged with our sales team.

I mean, frankly, at this point, there is definitely an incentive system there. I’ve not had a discussion at this time with Zeeco about a specific or different incentive system or ClearSign project specifically. Obviously, these are the—it’s the Zeeco employees and the Zeeco sales team. So that’s a subject that I would address with respect of the Zeeco organization and the understanding we have with them.

Sameer Joshi

Understood. Yeah. I know. It’s early days, and you’re still working out how it will work. That’s fair.

On the ClearSign Eye, four deployments that you are planning this quarter, are there any subsequent—I know you talked about some additional orders emanating from this. But at the same location, can you deploy additional sensors?

And then, because it is a super major, how many other refineries can you also deploy at, at the same super major?

Jim Deller

Yep. Great question. So I said, at this point, what we’re manufacturing are four demonstration units going down to a super major on the Gulf Coast. That refinery has many heaters with many burners. So even on that one site, there will be thousands of potential opportunities.

And being a super major, you’d reasonably expect that, that company has multiple refineries, right, within the US and then even more globally. And you can rattle off the household names of the major oil companies that have refineries throughout the US. The sensors are applicable through all of those refineries, right, whether it’s at—and again, whether it’s US-based or other countries around the world.

Sameer Joshi

Understood. And then this last question is sort of like a macro-level question. Stepping back from where you sit and given the tariff environment, supply chain environment, demand as a result of this environment, and also the forthcoming regulatory relaxing—potential relaxing of certain regulations. How does that—like what is management’s view of how these things will interplay with your business?

Jim Deller

That is a good question. So I’ve obviously got thoughts and opinions, which I will share. I do not have—or I don’t think anyone really has data at this point.

Sameer Joshi

Mm-hmm.

Jim Deller

We’ve looked very closely at the materials pricing of our products. And there were some initial, I’d say, price fluctuations, I think due to the uncertainty when the tariffs were first announced, and nobody knew what was going on.

The pricing seems to have settled down back to the pre-tariff levels, from what we’re seeing right now. So as of today, we’re truly seeing minimal impact right now, although there are obviously sensitivities just to the uncertainty. And I think that’s consistent with general conversations in the market.

When we’re looking at projects and our clients’ planning projects, I think just the uncertainty that it creates is as much of an issue as any pricing changes, just to finance projects. Right? It’s good to have stable pricing, stable financing costs.

But with that said, I’ve not heard of any projects that we are discussing or bidding on or chasing orders for that have actually been affected by any of the news. So the speculation is purely my opinion. In terms of what we’ve seen, we’ve actually seen—to my knowledge, we’ve seen nothing that has been tied directly to tariffs with our customers.

In terms of the regulations and the effects on the EPA and the—most of those changes appear to be focused on promotion of hydrogen technology which, obviously, is something that we do watch very closely as we work out the promotion of our products. Do we promote the hydrogen burner? Do we focus on other technologies?

The main driver of our business is low NOx requirements and the need to meet new permit requirements. That is an age-old known pollutant, and it’s clearly written into the function of the EPA. And we’ve not seen any slowing down or changing of the needs to reduce ground-level ozone, which is a precursor of—NOx is a precursor of that.

So again, we’re watching it very closely. I’m seeing more of an effect on the hydrogen side of our market, which is really just affecting a slight—what type of equipment people are selecting. But in terms of the other projects we’re chasing and the need for the technology that we provide, we’re really not seeing an effect. And just in the past as well, the NOx emissions, I think, are a known and accepted pollutant and have not been fickle with the change in the political climate.

Sameer Joshi

Understood. Thanks, Jim, for taking my questions.

Jim Deller

Thank you, Josh (sic) [Sameer].

Operator

Your next question is from the line of Jim Kennedy from Marathon Micro Fund. Please ask your question.

Jim Kennedy — Marathon Micro Fund

Hi, Jim. Congratulations on the good progress.

Jim Deller

Thank you, Jim.

Jim Kennedy

Really, two questions related to some comments you made about the proposal pipeline, and it being up approximately 5x in dollar volume compared to a year ago.

Number one—and I realize this may cut across product lines. But can you comment on are these competitive situations where there was a request for proposal, it went out to many companies? Or were they ones where you are the only provider of what they may be kicking the tires on? That’s the first part.

And then the second part is really the source of these proposals. Did they come from your internal folks? Did they come from the channel? What’s getting these proposals elevated the way they are, at least at this point? Thank you.

Jim Deller

Thank you, Jim. Yeah. So yeah, I’ll take this one at a time.

The growth in the sales value of the proposals out is a combination of multiple different product lines. A significant portion is from the process burners and inquiries from major refineries, who are planning how to control emissions or to make expansions in units and stay underneath a NOx cap. Other parts of that are from the newer systems projects that we’re bidding, where we’re bidding for complete systems, which are obviously of a lot higher value than just providing the burner elements.

Now as to the competitive situation of those bids, we’ve got a number. But I think generally, the refining process burner opportunities are in the early stages, where the clients are assessing their options to control their emissions. They obviously have options like installing a large, expensive SCR on their heaters, which we need to recognize as a competitive offering.

There’s also some situations where the client may have a large number of heaters, and they have the opportunity to change out every single burner with a more standard burner or actually address just much fewer heaters and make much larger NOx reductions—

Jim Kennedy

Mm-hmm.

Jim Deller

—and install the ClearSign equipment. So in those regards, there are competitors.

However, the price advantage we have against an SCR—and I think the big changes that we’re seeing is we’ve always had that value compared to options like the SCR, but the difference now is that we’re actually considered a credible alternative. And these large refiners are coming to us because they see us as obviously a preferred solution. We are a lot less expensive. We’re a lot less disruptive to their refining. The amount of work to install our burners is vastly less than it would be in SCR.

So I think, really, this speaks to the acceptance or the growing acceptance of ClearSign burners and recognizing us as a viable provider to these major global companies.

On the systems project side, there’s a mix. Some, we bid, I believe they may be going into a somewhat competitive situation, depending on the NOx levels the client actually needs. But there are certainly others where we have, or we believe that we are in the position of being, the only vendor able to meet the specific needs of the customer, which is very exciting.

Jim Kennedy

Gotcha. And in these situations where the customer is looking for, let’s call it the lowest possible PPM, you’re the only game in town. Right?

And then to follow up with that, do you think those customers are looking for your level of NOx reduction because of what’s coming down the pike regulatorily? Or they just want to do the right thing?

Jim Deller

It varies across projects. We have one very large project that would fall into the—actually, in the systems side, the client has a cap on their NOx emissions in tons per year or pounds per year. So there is a certain number of NOx molecules they’re allowed to make a year.

And by enabling them to operate with lower NOx emissions, we’re actually enabling them to expand the capacity of their plant. So there is definitely a value—

Jim Kennedy

Uh-huh.

Jim Deller

—to the absolute lowest NOx numbers they can get. And that’s what we believe is the financial driver for that project.

There are other projects where we can enable the client to modify less of their equipment to meet their overall NOx cap. And to be fair, we have to recognize they’re making an economic decision looking at the total project cost. Do they modify, for example, two heaters with ClearSign burners, or do they modify eight heaters with somebody else’s burners and look at the overall cost of those projects?

But again, I think we have a competitive offering. And the additional advantage is, by going with the ClearSign burners, if the needs change in the future, they’ve got the option of putting more and more ClearSign burners in as the regulations continue to reduce.

Jim Kennedy

Gotcha. And then just circling back to my proposal question. With this increased dollar volume that’s in-house now, how much of that is Zeeco-related versus not? I mean, are we just—we’re basically in the first inning with Zeeco now. And can you say that most of what’s in-house at 5x is not related to Zeeco bringing it in the door?

Jim Deller

That’s right. At this point, we do not have inquiries coming in from the Zeeco team as of yet. So this is developed through the ClearSign team, through—

Jim Kennedy

Yes.

Jim Deller

—a lot through personal connections, knowing the subject matter experts on the refineries, through conference meetings, and et cetera. So I’m actually very excited. As we bring Zeeco on board and ramp up with their sales team, that will be additional to the business that we have today.

Jim Kennedy

Yeah. I mean, what an exciting opportunity. Okay. Thank you, Jim.

Jim Deller

Thank you, Jim. I appreciate your questions.

Operator

There are no further questions at this time. And so I’ll be turning the call over to Mr. Matthew Selinger for your emailing questions.

Mr. Selinger, please go ahead.

Matthew Selinger

Yeah. Thank you, Operator. I’m going to go ahead and read some questions. Thank you to the investors that sent them in. We’ve got a healthy number of questions that came in the email ahead of time and even up to this current moment.

So starting with the first one. Jim, you did mention on the last call that you could tweak the ultra-low emission burners to make them good but juice up their energy efficiency and be a mass market adoptable burner for those not needing the ultra-low Ferrari model but would do just fine with a very efficient sedan.

Have you made progress on moving to this market and getting any traction with this potentially appealing new option?

Jim Deller

We have. This is one of the growth areas we’re working on. And you appreciate, this is—it’s a sales initiative and also a technology and a sourcing project because as you bring the sales price or move your technology into a lower sales price part of the business, the cost is a very big factor of that.

We have actually got some quotes out with customers for this lower spec or less Ferrari product. We do have good feedback. And what’s been interesting is, as we pursue this initiative, we’re actually uncovering new areas of collaboration and new partners and new opportunities. So it’s, yes, we are acting on it. We do have quotes out.

I’m definitely not saying it’s done because what we’re learning is there’s actually a lot more opportunity here that we believe is potentially very good business for ClearSign. And we will continue to work on that and develop the products to lead that market. We believe we have the ability to do well with the engineers and the technology at ClearSign.

Matthew Selinger

Great. Here’s another question. How will further ramp-up and commercialization of the ClearSign Eye sensor look like? I know you touched on this earlier.

Jim Deller

Good question. So I think if—just take a step back looking at the ClearSign products. We have our products like the process burners and the flares, where there’s engineering quite long lead times. And then we have products like the boiler burners and what we’re planning to be the midstream burners, that will be a more standardized platform, off-the-shelf model. The sensors take that one step further, and these will be produced in volume, of a fixed design, kind of a sold-off-the-shelf product.

For the—I think the question was probably related to the market and sales and my expectations of the growth of that market. We’ll have the first sensors installed in the next two to three months. Being realistically, the client and the industry will want to see them operate and get confidence in their performance and the durability. We have a few commercial proposals out that I expect to turn into orders once those are done.

The community and the market communicates very well. Right? So we don’t name clients in press releases often because we can’t. But the subject matter experts meet very frequently. I mentioned the API conference we’ve been to earlier on in this call. Right? So everyone is talking. So I do believe that there is a lot of interest in the Eye because of what it does and the problems that it solves. I think the news of the performance when they get installed will spread rapidly.

So I think to bring a long answer to a conclusion, I think we’ll start to see commercial orders picking up in the—three is probably short, but three to six-month time frame. And as we get more of these out, I think more people will get confidence in them, and I expect it to ramp up from there.

Matthew Selinger

Great. So we’ll follow on in the sensor realm, Jim.

Is the collaboration with Narion still in place?

And to what extent is Narion further developing software or other applications?

Jim Deller

Thank you. So afraid I’m not familiar (phon). Narion is a partner we have. They’re based in, actually, our old Seattle office space. The owner and manager of Narion is a ex-Boeing employee, which is how we met with him, with some of the earlier applications for the ClearSign Eye technology. The relationship with them is very much in place. We do talk with them frequently.

The projects they work on are, right, their business. We talk to our interests, they share some information, but they have a wide range of projects. Because of the owner’s, Mr. Kwon’s background, he obviously has aerospace interests, but there are a lot of other very exciting opportunities that he’s working on. They do tend to be longer time frame because he is developing new technologies for some very high-tech industries and applications. But it’s definitely ongoing and, yeah, very exciting for us.

Matthew Selinger

They have another question. Jim, a few calls back, there was a lot of talk about SoCalGas and kind of the DOE grant. What’s going on there with kind of the report about efficiency?

Jim Deller

Yeah. So there’s a lot—we continue to be involved with SoCalGas. As you said, we first got involved with them following the SBIR grant for the development of our hydrogen burner. That project is still going on, and SoCalGas’ interest was initially to provide financial assistance to support the introduction of that high hydrogen burner technology into their client base in California.

As part of the utility comes in, in California, they’ve been able to put us in touch with some of the large consulting firms there. One was a—I think what you’re referring to here was the ICF report, where they actually sponsored a third-party monitored testing of the ClearSign—the burner versus the best alternative burner in the boiler space. That showed about a 4 percent efficiency increase.

By the way, there was a presentation given about an hour ago on that burner product, right, going through—I’ve got very brief notes. We had a very—a good, attentive, lot of interaction there.

But back to the topic, the results and that efficiency increase have provided some great value statements for our sales team. It gets good traction because with that kind of saving, the installation of new burners will actually pay for itself over a period of time through the less fuel that has to be consumed in the boilers.

Just following on from that, we talked a little about the M Series burner, but that has similar benefits. And again, through those savings, the client can select the best NOx burner available and realize a significant savings in fuel cost over the years, which can actually pay for the burner over time.

Matthew Selinger

And there was—so there’s a follow-on question, which you might have already answered then. Are you seeing efficiency becoming more of a factor in terms of the sales process as just emissions? Or is it equal? Or in this environment, is efficiency leading some, some of the times now?

Jim Deller

It is certainly supporting the sales and, guess, interest. And I think if you can—from a client’s perspective, what we’re hearing is—realize that a lot of our clients are not the end users, especially in terms of the heater company. They’re selling to their end users.

If the heater company is offering a heater with a premium, a ClearSign product with extra low emissions, with a slight increase in price to the customer, being able to go to that customer and say, you can put in this better burner and, by the way, you will recover your money and more over time because of these efficiency increases, it makes it a very appealing, right, sales proposal for our customers who are de facto sales channels for us.

Matthew Selinger

Great. I have no more written-in questions. Thank you. So with that, I’m going to turn it again back to you, Jim, for any closing remarks.

Jim Deller

Well, thank you, Matthew. And thank you, Operator. So thank you, everyone, for your interest and taking the time to participate today. We do look forward to updating you regarding our developments and speaking with you on our next call.

In the meantime, please keep checking in for developments on our website and especially for more behind-the-scenes news and updates. Check in with us on LinkedIn. With that, thank you very much.

Operator

The conference has now concluded. Thank you for attending today’s presentation. You may now disconnect.